EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our reports dated February 27, 2008, with respect to the consolidated balance sheet of Nortel Networks Corporation as of December 31, 2007, and the related consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows for the year then ended, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference herein. Our reports refer to a change in the accounting for uncertainty in income taxes effective January 1, 2007.
Chartered Accountants, Licensed Public Accountants
/s/ KPMG LLP
Toronto, Canada
June 24, 2008